Guidewire Appoints Alexander Vollert as Board Member Veteran Global Insurance Executive and AI Transformation Leader Brings Deep Industry Expertise to Guidewire Board SAN MATEO, Calif., July 22, 2026 – Guidewire (NYSE: GWRE) today announced that it appointed Dr. Alexander Vollert to its Board of Directors, joining its board effective as of August 1, 2026. “We are honored to welcome Dr. Alexander Vollert to Guidewire’s Board of Directors,” said Michael Keller, chairman of the board, Guidewire. “Alexander has been both an operator responsible for how a global insurer executes and a CEO accountable for its results, driving large-scale digital transformation and establishing AI at scale. As we infuse AI into our platform and applications, his experience will help us focus that work on what matters most for our customers’ results.” Dr. Vollert served as chief operating officer of AXA SA, during which time he was a member of the company’s Group Management Committee, and chief executive officer of AXA Group Operations through December 2025. Prior to that, he was chief executive officer of AXA Germany starting in 2016, and previously held senior leadership roles at Allianz SE, ultimately serving as chief executive officer of its German P&C business. During his tenure at AXA, he played a pivotal role in driving large-scale digital transformations and industrial-scale AI deployments, successfully establishing the company as a global AI leader in the insurance industry. Earlier in his career, he spent nine years at McKinsey & Company, advising financial services clients across multiple markets on strategy, technology and large-scale transformations. Since 2026, he has served as senior advisor to the Group Management Committee at AXA. About Guidewire Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. More than 570 insurers in 43 countries, from new ventures to the largest and most complex in the world, rely on Guidewire products. With core systems leveraging data and analytics, digital, and artificial intelligence, Guidewire defines cloud platform excellence for P&C insurers. We are proud of our unparalleled implementation record, with 1,700+ successful projects supported by the industry’s largest R&D team and SI partner ecosystem. Our marketplace represents the largest

-2- solution partner community in P&C, where customers can access hundreds of applications to accelerate integration, localization, and innovation. For more information, please visit www.guidewire.com and follow us on X and LinkedIn. Contact: Melissa Cobb Director, Public Relations Guidewire Software, Inc. +1.650.464.1177 mcobb@guidewire.com ### NOTE: For information about Guidewire’s trademarks, visit https://www.guidewire.com/legal-notices